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                                                                    Exhibit 4(e)


                                 AMENDMENT NO. 5
                                       TO
                         AMERICAN DENTAL PARTNERS, INC.
                   AMENDED AND RESTATED 1996 STOCK OPTION PLAN

     The American Dental Partners, Inc. Amended and Restated 1996 Stock Option Plan, as previously amended by Amendment No. 1 dated February 27, 1998, Amendment No. 2 dated November 6, 1998, Amendment No. 3 dated February 26, 1999, and Amendment No. 4 dated July 1, 1999 (collectively, the "Plan"), is hereby amended pursuant to the following provisions:

     1. Definitions

     All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

     2. Eligibility

     The third sentence of the first paragraph of Section 5 of the Plan is hereby deleted from the Plan in its entirety and replaced with the following:

     As used in the Plan, the term "subsidiaries" shall mean (a) any subsidiary corporations of the Company as defined in Section 424(f) of the Code and the Treasury Regulations promulgated thereunder (the "Regulations"), and
     (b) any limited liability companies in which the Company or any such subsidiary corporation is the sole member.

     3. Effective Date; Construction

     The effective date of this amendment is July 1, 2001, and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.